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                                                                   EXHIBIT 10.12


                                   AGREEMENT

     THIS AGREEMENT, made the 31st day of May, 1994, is between PRIMERIT
BANK, F.S.B. (the "Bank") whose address is 3300 West Sahara, Las Vegas, Nevada 89102, and Dan J. Cheever, President/Chief Executive Officer (the "Employee"), whose address is 1515 Red Rock Street, Las Vegas, Nevada 89102.

                              W I T N E S S E T H:

     WHEREAS, the Bank considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Bank and its shareholder, and

     WHEREAS, the Bank recognizes that, as is the case with many corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank and its shareholder. Accordingly, the Bank's Board of Directors has determined that appropriate steps should be taken to inspire the loyalty and reinforce and encourage the continued attention and dedication of certain members of the Bank's management to their assigned duties without distraction in the face of the personal career risks and other unsettling circumstances which would accompany a change in control of the Bank.

     NOW, THEREFORE, this agreement (the "Agreement") sets forth the "success" and "deferred compensation" benefits which the Bank agrees will be provided to Employee, as set forth herein, in the event Employee continues his employment with the Bank until a successful change in control of the Bank has been completed (success benefit) and Employee's employment with the Bank is substantially changed or terminated after a change in control of the Bank under the circumstances described herein (deferred compensation benefit).

                                   ARTICLE I
                                  DEFINITIONS

     The following terms used in this Agreement shall have the meanings set forth herein unless the context clearly indicates a different meaning is required:

     "ADMINISTRATOR" ("PLAN ADMINISTRATOR") shall mean the Board.

     "AGREEMENT" shall mean this document which shall be known as the Special Compensation Plan for Key Executive Mr. Dan J. Cheever.

     "ANNUAL BASE SALARY" shall mean Base Salary paid to Employee by the Bank in a calendar year.

     "BANK" shall mean PriMerit Bank, F.S.B.

     "BASE SALARY" shall mean compensation paid by the Bank to Employee, including salary deferrals, but excluding bonuses, incentives, commissions, overtime, monetary or nonmonetary awards for employment service to the Bank, or payments or Bank contributions to or from any Bank retirement or deferred compensation or similar plans.

     "BOARD" shall mean the Board of Directors of the Bank.

     "CHANGE IN CONTROL" shall mean a change whereby Southwest Gas Corporation is replaced by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) as the beneficial owner of securities of the Bank representing fifty-one percent or more of the combined voting power of the Bank's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors.

     "DATE OF TERMINATION" shall mean:

          (i) if Employee gives Notice of Termination of Employee's employment for Good Reason, the date on which a Notice of Termination is given; and

          (ii) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

     "DISABILITY" shall mean a physical and/or mental incapacity of such a nature that it causes Employee to be absent from his duties with the Bank on a full-time basis for six calendar months.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "FOR CAUSE" shall mean the Bank's decision to terminate Employee's employment with the Bank due to any of the following:

          (i) Employee's incompetence or willful misconduct and continued failure to substantially perform his duties with the Bank (other than any such failure resulting from Employee's incapacity due to physical or mental illness), after the Bank's Board causes to be delivered to Employee a demand for substantial performance which specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties; or

          (ii) Employee's willfully engaging in misconduct materially and demonstrably injurious to the Bank; provided, however, that no act or failure to act on Employee's part shall be considered "willful" unless Employee's action or failure to take action was in bad faith and in circumstances under which Employee knew or reasonably should have known that Employee's action or failure to take action was contrary to the best interest of the Bank; or

          (iii) Employee's personal dishonesty, incompetence, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

          (iv) Employee's breach of any provision of this Agreement.

     "GOOD REASON" shall mean Employee's substantial change in, or termination of, employment with the Bank within twelve (12) calendar months after the date of a Change in Control due to:

          (i) the assignment to Employee, without Employee's express written consent, of any duties not substantially equivalent with Employee's position, duties, responsibilities, and status with the Bank immediately prior to a Change in Control;

          (ii) a change, without Employee's express written consent, in Employee's title or office which is not substantially equivalent to those held by Employee immediately prior to a Change in Control;

          (iii) any removal of Employee from, or any failure to reelect Employee to, any of the titles or offices specified in the foregoing clause (ii), except in connection with the termination of Employee's employment For Cause, Disability, or Retirement, or as a result of Employee's death, or by Employee due to reasons other than those listed in clauses (i), (ii), (iv),
     (v) and (vi) hereof;

          (iv) any relocation of the office at which Employee is expected to regularly perform Employee's duties if such relocation is more than 30 miles from the present principal executive offices of the Bank in Las Vegas, Nevada, unless the principal executive offices of the Bank are themselves moved to a different city located within the State of Nevada;

          (v) a reduction by the Bank of Employee's Base Salary as in effect on the date this Agreement is signed or as the same may be increased from time to time; or

          (vi) the termination of Employee's employment which is not effected pursuant to a Notice of Termination.

     "NOTICE OF TERMINATION" shall mean a notice which shall identify the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so identified. Any termination by the Bank For Cause or by Employee for Good Reason shall be communicated by written Notice of Termination to the other party hereto.

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

     "RETIREMENT" shall mean any termination of Employee's employment with the Bank that is due to Employee's retirement from employment with the Bank on or after the date Employee could retire from employment from the Bank and receive early, normal, or late retirement benefits under the PriMerit Bank, Federal Savings Bank Retirement Income Plan.

                                   ARTICLE II
                                      TERM

     The term of this Agreement shall be for a period which shall terminate upon the earlier of (i) the expiration of one year commencing on the date specified on the first page hereof or (ii) termination of employment for other than Good Reason; provided however that on each anniversary date of this Agreement, commencing with the anniversary date in 1995, the period specified in clause (i) shall be extended with Board approval and justification for an additional year on a continuing basis unless either party shall give the other written notice of its intention not to so extend at least three months prior to the next following anniversary date.

                                  ARTICLE III
                                EMPLOYEE NOTICE

     Employee confirms that it is Employee's present intention to remain in the employ of the Bank. Employee agrees that until such time, if ever, that a Change in Control occurs, Employee shall give the Bank at least three months' prior written notice should Employee elect to terminate his employment with the Bank.

                                   ARTICLE IV
                                SUCCESS BENEFIT

     If a Change in Control shall occur, and Employee still is employed by the Bank on the day the Change in Control is totally and legally completed, the Bank shall pay to Employee in a lump sum (less all tax and other withholdings) a success benefit of Five Hundred Thousand Dollars ($500,000). Payment of such amount shall occur not later than the fifth business day following the date of such completed Change in Control.

                                   ARTICLE V
             TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL

     If Employee's employment with the Bank terminates within twelve (12) calendar months after a Change in Control occurs, Employee shall be entitled to the deferred compensation benefit provided in Article VI of this Agreement unless (i) such termination results from Employee's death, Disability, or Retirement, (ii) the Bank terminates Employee's employment For Cause, or (iii) Employee terminates his employment with the Bank for other than Good Reason.

                                   ARTICLE VI
                         DEFERRED COMPENSATION BENEFIT

     If the requirements of Article V have been satisfied, Bank shall pay to Employee in a lump sum (less all tax and other withholdings) a deferred compensation benefit that shall equal the sum of the following amounts:

          (i) Employee's Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination was given; plus

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          (ii) an amount equal to the product of the sum of Employee's Annual
     Base Salary at the rate in effect at the Date of Termination multiplied by two hundred percent (200%).

Payment of such deferred compensation benefit shall occur not later than the fifth business day following Employee's Date of Termination. Employee shall not be required to mitigate the amount of any payment provided for in this Article VI by seeking other employment, or otherwise, nor shall the amount of any payment provided for in this Article VI be reduced by any compensation earned by Employee as a result of employment by another employer or otherwise after the Date of Termination.

                                  ARTICLE VII
                                GROSS-UP PAYMENT

     If any payments under Articles IV and VI (the "Agreement Payments") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Bank shall pay Employee the following amounts at the time specified in the last paragraph of this Article
VII:

          (i) a payment (the "Excise Tax Payment") equaling the Excise Tax on Agreement Payments, plus

          (ii) a payment (the "Reimbursement Payment") equaling the Excise Tax, federal income tax, and state income tax attributable to the Excise Tax Payment and this Reimbursement Payment -- calculation of taxes generated by the Reimbursement Payment shall cease once the incremental increase in the amount of such tax is below one hundred dollars ($100).

For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all Agreement Payments shall be treated as "parachute payments" within the meaning of Code
Section 280G(b), and all "excess parachute payments" within the meaning of Code
Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Bank's independent auditors and acceptable to Employee, such Agreement Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax, (ii) the amount of the Agreement Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Agreement Payments or (b) the amount of excess parachute payments within the meaning of Code Section 280G(b)(1) after applying clause (i) above, and (iii) the value of any deferred payment shall be determined by the Bank's independent auditors in accordance with the principles of Code Section 280G(d)(4). For purposes of determining the amount of the Excise Tax Payment and Reimbursement Payment, Employee shall be deemed to pay federal income taxes at Employee's highest marginal rate of federal income taxation in the calendar year in which the Excise Tax Payment and Reimbursement Payment are to be made and state income taxes at Employee's highest marginal rate of taxation in the state of Employee's residence on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state taxes.

     In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment with the Bank, Employee shall repay to the Bank, at the time that the amount of such reduction in Excise Tax is finally determined, the reduction in the amount of the Excise Tax Payment and Reimbursement Payment that is attributable to such reduction plus interest on the amount of such repayment at the rate provided in Code Section 1274(b)(2)(B) (the "Applicable Rate").

     In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Payment and Reimbursement Payment), the Bank shall make an additional payment in respect of such excess (plus any interest payable with respect to such excess at the Applicable Rate) at the time that the amount of such excess is finally determined.

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

     The Excise Tax Payment and Reimbursement Payment provided for in the first paragraph of this Article VII shall be made not later than the thirtieth day following the Date of Termination; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Bank shall pay to Employee on such day an estimate, as determined in good faith by the Bank, of the minimum amount of such payment and shall pay the remainder of such payment as soon as the amount thereof can be determined. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Bank to Employee, payable on the thirtieth day after demand by the Bank (together with interest at the Applicable
Rate).

                                  ARTICLE VIII
                     ENFORCEMENT BY PERSONAL REPRESENTATIVE

     This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

                                   ARTICLE IX
                                     NOTICE

     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement. All notices to the Bank shall be directed to the attention of the Plan Administrator in care of the Chairman of the Board. Either party may inform the other of any change in address in writing in accordance herewith, but notices of changes in address shall be effective only upon receipt.

                                   ARTICLE X
                                 MISCELLANEOUS

     No provisions of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing signed by Employee and the Chairman of the Board or such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach or failure to comply with any condition or provision of this Agreement by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations with respect to the subject matter hereof, oral or otherwise, express or implied, have been made by either party which are not set forth expressly in this Agreement.

                                   ARTICLE XI
                           SEPARABILITY OF PROVISIONS

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, all of which shall remain in full force and effect.

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                                  ARTICLE XII
                                  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                                  ARTICLE XIII
                            THIS AGREEMENT UNFUNDED

     This Agreement shall not be funded. Neither the Bank nor the Board shall be required to segregate any assets that may at any time be represented by benefits subject to this Agreement. Neither the Bank nor the Board shall be deemed to be a trustee of any amounts to be paid pursuant to this Agreement. Any liability of the Bank to Employee with respect to any benefit shall be based solely upon contractual obligations created by this Agreement, and no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Bank.

                                  ARTICLE XIV
                                  ARBITRATION

     Any dispute or controversy arising under or in connection with this Agreement that is not resolved through the Article XVI Benefit Claims Procedure shall be settled exclusively by arbitration in Las Vegas, Nevada, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event of arbitration or litigation the prevailing party shall be entitled to attorney's fees and costs as determined by the arbitrator or judge.

                                   ARTICLE XV
                             THE PLAN ADMINISTRATOR

     As a named fiduciary, the Administrator may engage agents to assist in carrying out the Administrator's functions hereunder.

     The primary responsibility of the Administrator is to administer the Agreement subject to the specific terms of the Agreement. The Administrator shall administer the Agreement and shall construe the Agreement and determine all questions of interpretation or policy in a manner not inconsistent with this Agreement and the Administrator's construction or determination in good faith shall be final and conclusive. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of this Agreement. The Administrator shall have all powers necessary or appropriate to accomplish the Administrator's duties under this Agreement.

     The Administrator's duties shall include, but not be limited to, the following:

          (a) to determine all factual and non-factual questions relating to the eligibility of Employee to receive benefits provided by this Agreement;

          (b) to compute, certify, and direct the amount and kind of benefits to which Employee shall be entitled hereunder;

          (c) to maintain all the necessary records for the administration of the Agreement; (d) to interpret the provisions of the Agreement and to make and publish such rules and regulations as are not inconsistent with the terms hereof;

          (e) to establish and administer a claims procedure; and

          (f) to prepare and file such annual disclosure reports and tax forms as may be required from time to time by the Secretary of Labor or the Secretary of the Treasury.

     The Bank shall be the designated agent for service of legal process under this Agreement.

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

                                  ARTICLE XVI
                            BENEFIT CLAIMS PROCEDURE

     Any claim for benefits under the Agreement shall be made in writing to the Administrator in care of the Chairman of the Board. If such claim for benefits is wholly or partially denied, the Administrator shall, within thirty (30) days after receipt of the claim, notify the Employee or beneficiary of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the Employee or beneficiary, and
(iii) shall contain (A) the specific reason or reasons for denial of the claim,
(B) a specific reference to the pertinent Agreement provisions upon which the denial is based, (C) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (D) an explanation of the claim review procedure. The thirty-day period may, under special circumstances, be extended up to an additional thirty days upon written notice of such extension to the claimant which notice shall specify the extraordinary circumstances and the extended date of the decision. Notice of extension must be given prior to expiration of the initial thirty-day period. If no notice of decision is given within the periods specified above, the claim shall be deemed to have been denied and the Employee may file a request for review as provided in the next paragraph.

     Within sixty (60) days after the receipt by the Employee or beneficiary, the Employee or beneficiary may file a written request with the Administrator that it conduct a full and fair review of the denial of the claim for benefits. The claimant or his duly authorized representative may review pertinent documents and submit issues and comments in writing to the Administrator in connection with the review.

     The Administrator shall deliver to the Employee or beneficiary a written decision on the review of the denial within thirty (30) days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing if necessary) which require an extension of time for processing, the Employee or beneficiary shall be extended an additional thirty (30) days. Such decision shall (i) be written in a manner calculated to be understood by the Employee or beneficiary, (ii) include the specific reason or reasons for the decision, and (iii) contain a specific reference to the pertinent Agreement provisions upon which the decision is based. If the decision on review is not delivered to the Employee or beneficiary within the period specified, the claim shall be considered denied on review.

     Upon Employee or a beneficiary filing a claim, the Administrator shall notify the party filing of the claim and review procedure including the time periods involved.

                                  ARTICLE XVII
                                 APPLICABLE LAW

     This Agreement shall be construed, regulated, interpreted, and administered under and in accordance with the laws of the State of Nevada, except to the extent such laws are preempted by ERISA.

                                 ARTICLE XVIII
                         STATUS OF EMPLOYMENT RELATIONS

     Nothing in this Agreement shall be deemed (i) to give to Employee the right to be retained in the employ of Bank; (ii) to affect the right of Bank to discipline or discharge Employee; (iii) to give Bank the right to require Employee to remain in its employ; or (iv) to affect Employee's right to terminate his employment at any time.

                                  ARTICLE XIX
                              REQUIRED PROVISIONS

     (1) The Bank's Board of Directors may terminate Employee's employment at any time, but any termination by the Bank's Board of Directors other than termination for cause, shall not prejudice Employee's right to compensation or other benefits under this Agreement. Employee shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include

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

termination because of Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

     (2) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12, U.S.C. 1818(e)(3) and (g)(1)) the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (3) If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or
(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (4) If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4) shall not affect any vested rights of the contracting parties.

     (5) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

          (i) by the Director or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

          (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

     Any rights of the parties that have already vested, however, shall not be affected by such action. (6) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

     (7) This Paragraph XIX is intended to comply with Federal Regulations and in the event of any conflict between this paragraph and any other provisions of this Agreement this Paragraph XIX shall govern.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

                                          PRIMERIT BANK, F.S.B.

                                          By      /s/ KENNY C. GUINN
                                             -----------------------------------

                                            Its  Chairman of the Board
                                                --------------------------------

                                          EMPLOYEE:

                                                   /s/ DAN J. CHEEVER
                                          --------------------------------------
                                                      Dan J. Cheever


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